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As filed with the Securities and Exchange Commission on April 9, 2003
Registration No. 333-102591

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

3COM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2605794 (I.R.S. Employer Identification Number)

5500 Great America Parkway
Santa Clara, CA 95052-8145
(408) 326-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mark D. Michael
Vice President, Secretary and General Counsel
3Com Corporation
5500 Great America Parkway
Santa Clara, CA 95052-8145
(408) 326-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katharine A. Martin, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value(1)	7,100,000(1)	$9.31(2)	$66,101,000(1)	$6,081.29(3)

(1)
Includes Preferred Share Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exerciseable or evidenced separately from the Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until this Registration Statement shall become effective on such date as the Securities Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED April 9, 2003

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

7,100,000 Shares

3Com Corporation

Common Stock

        This is an offering of 7,100,000 shares of our common stock. All of the shares are being offered by Broadcom Corporation. We will not receive any of the proceeds from this offering. The shares of common stock are issuable to Broadcom upon an exercise of a warrant. We may receive proceeds upon the exercise of the warrant. The warrant has an exercise price of $9.31 per share.

        Our common stock trades on the Nasdaq National Market under the symbol "COMS." On April 8, 2003, the closing sales price for our common stock on the Nasdaq National Market was $5.26 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about risks of investing in our common stock.

        Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            .

i

 SUMMARY OF THE OFFERING

        Broadcom may offer and sell shares of our common stock that it may acquire through the exercise of a warrant it holds to purchase up to 7,100,000 shares of our common stock.

        Broadcom may sell its shares of our common stock in the open market at prevailing market prices or in private transactions at negotiated prices. Broadcom may sell the shares directly or through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from Broadcom or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

RECENT DEVELOPMENTS

        We adopted Statement of Financial Accounting Standards ("SFAS") 142 on June 1, 2002 and ceased amortization of net goodwill totaling $66.5 million, which included $0.7 million of acquired workforce intangible previously classified as purchased intangible assets. We completed the transitional goodwill impairment evaluation prescribed by SFAS 142 in the second quarter of fiscal 2003, and have amended our Quarterly Report on Form 10-Q for the quarterly period ended August 30, 2002 to record a charge totaling $65.6 million as a change in accounting principle effective June 1, 2002 to write off goodwill of $45.4 million in our Enterprise Networking segment and $20.2 million in our CommWorks segment. The remaining recorded goodwill after this impairment charge was $0.9 million as of August 30, 2002, and related solely to our Connectivity segment. A reconciliation of previously reported net income (loss) and net income (loss) per share to the amounts adjusted for the exclusion of goodwill and acquired workforce amortization follows (in thousands, except per share amounts):

	Year ended
	May 31, 2002	June 1, 2001	June 2, 2000
Reported net income (loss)	$(595,950)	$(965,376)	$674,303
Add back goodwill and acquired workforce amortization, net of taxes	31,813	34,323	12,699

Adjusted net income (loss)	$(564,137)	$(931,053)	$687,002

Basic earnings per share
Reported net income (loss) per share	$(1.71)	$(2.80)	$1.94
Add back goodwill and acquired workforce amortization, net of taxes	0.10	0.10	0.03

Adjusted net income (loss)	$(1.61)	$(2.70)	$1.97

Diluted earnings per share
Reported net income (loss) per share	$(1.71)	$(2.80)	$1.88
Add back goodwill and acquired workforce amortization, net of taxes	0.10	0.10	0.03

Adjusted net income (loss)	$(1.61)	$(2.70)	$1.91

Shares used in computing per share amounts:
Basic	349,489	345,027	348,314
Diluted	349,489	345,027	357,883

RISK FACTORS

        An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be seriously harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Global economic, political, and social conditions beyond our control may adversely affect our ability to operate profitably or to increase revenues.

        Adverse economic conditions worldwide have contributed to a technology industry slowdown and impacted our business resulting in:

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  reduced demand for most of our products;

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  increased price competition for our products;

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  increased risk of excess and obsolete inventories;

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  excess facilities and manufacturing capacity; and

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  higher general and administrative costs, as a percentage of revenues.

        Recent geopolitical and social turmoil in many parts of the world, including actual incidents and potential future acts of terrorism and war, may continue to put pressure on global economic conditions. These geopolitical, social and economic conditions and uncertainties make it extremely difficult for 3Com, our customers and our vendors to accurately forecast and plan future business activities. This reduced predictability challenges our ability to operate profitably or to increase revenues. In particular, it is difficult to develop and implement strategies, sustainable business models and efficient operations, and effectively manage outsourced relationships for certain contract manufacturing and information technology services. If the current economic or market conditions continue or further deteriorate, there could be additional material adverse impact on our financial position, revenues, results of operations and cash flow.

Our strategy of outsourcing certain functions and operations may not be successful in reducing costs and may disrupt our operations.

        We are continuing to evaluate the potential for outsourcing certain functions or operations that do not differentiate 3Com or create a competitive advantage for our company supporting profitable growth. This strategy has included outsourcing certain software development for information technology (IT) applications and outsourcing a substantial portion of 3Com's IT infrastructure. Implementation of such outsourcing may not result in reduction of actual costs associated with such services or functions. No final decisions have been made about outsourcing other significant functions. Outsourcing may also increase the risk of disruption to our operations in that we will be relying upon third parties to meet our needs, and these third parties may not be as responsive to our needs as we would be ourselves. Moreover, future events are unpredictable and there may be substantial penalties for terminating agreements early or failing to maintain minimum service levels.

The pending sale of assets related to our CommWorks business is subject to contingencies and regulatory approval. If the closing of this transaction is delayed or the transaction is not completed it may adversely affect our results.

        We have entered into an agreement to sell certain assets and transfer certain liabilities related to our CommWorks business. This transaction is not scheduled to be consummated until regulatory approval has been received and conditions are met related to a pro forma audit of assets being sold and liabilities being transferred, assignment of certain contracts, and the absence of any material adverse change. We plan to account for our CommWorks segment as discontinued operations beginning in the fourth quarter of fiscal 2003. This transaction creates risks to the normal operations of our CommWorks business including uncertainties for employees who may or may not be offered employment or accept employment with the buyer, the assignment of contracts with customers and resellers, and disruption of the operating results of this business. If the transaction fails to close as a result of the buyer's failure to meet its obligations, we may receive a termination fee. However, the failure to complete this transaction would adversely affect our results.

Our efforts to reduce costs may not be effective. If we fail to reduce costs effectively, we may not maintain positive cash flow or return to profitable operations.

        We believe strict cost containment and expense reductions are essential to maintaining positive cash flow from operations in future quarters and returning to profitability. If we are not able to effectively reduce our costs and achieve an expense structure commensurate with our business activities and revenues, we may not be able to maintain positive cash flow. This would adversely impact our efforts to operate our business profitably. A number of factors could preclude us from successfully bringing costs and expenses in line with our revenues, such as our inability to accurately forecast business activities, a further deterioration of our revenues, and our inability to reduce our general and administrative expenses commensurate with, and at the same pace as, any further deterioration in our revenues.

We face increased competition due to industry volatility and consolidation, weakening economic conditions, excess inventories and capacity in the telecommunications market, and greater integration of functions on a reduced number of components. If we do not compete effectively, our business could be seriously harmed.

        Our business could be seriously harmed if we do not compete effectively. We face competitive challenges that are likely to arise from a number of factors, including:

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  industry volatility resulting from rapid development and maturation of technologies;

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  industry consolidation resulting in competitors with greater financial, marketing and technical resources;

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  greater competition for fewer customers as a result of consolidation in the reseller and distribution channels; potential consolidation among networking equipment providers; as well as consolidation in the telecommunications service provider market due to excess capacity and the financial difficulties being experienced by some service providers; and the potential emergence of new competitors with lower cost structures and more competitive offerings; and

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  increasing price competition in the face of weakening economic conditions, excess inventories and excess capacity in the telecommunications service provider market.

The increased integration of networking, communications, and computer processing functions on a reduced number of semiconductor components may adversely affect our future sales growth and operating results.

        The integration of networking, communications and computer processing functions on a reduced number of semiconductor components has become an industry trend. This trend is sometimes referred to as "siliconization." Because the improved features, increased performance and lower cost of such semiconductor components may render certain of our products obsolete, increased siliconization may adversely affect our future sales growth and operating results. For example, we derive a significant portion of our sales of connectivity products from PC manufacturers such as Dell, Gateway, Hewlett-Packard and IBM, all of which are manufacturers that incorporate our connectivity products into their products. These companies also have begun utilizing chipsets from other vendors that contain integrated connectivity solutions into their products. As this integrated connectivity technology continues to mature, we have seen the incorporation of our connectivity product features into lower- priced form factors and integrated into the chipsets on the motherboard. Certain competitors that have a significant share of the PC chipset market may be bundling such PC chipsets with integrated connectivity at little or no price premium to PC chipsets without connectivity. This bundling of PC chipsets and connectivity will have an adverse impact on competition in the connectivity market, including a significant negative impact on our ability to sell our connectivity solutions to our existing PC manufacturing and design customers. We expect that PC manufacturers and designers increasingly will purchase the lower-priced form factors of connectivity products. If we cannot lower the costs of our products or transition customers to products with higher average selling prices, then our margins will be reduced and our financial results will be adversely impacted. In addition, as networking functions become more embedded on the motherboard, we are increasingly facing competition from parties who are also our current suppliers of products. Our failure to compete successfully against current or future competitors could harm our business, operating results or financial condition.

Our investments in technologies for emerging product lines may not yield the benefits we expect.

        We are making significant investments in various technologies for emerging product lines. In the area of switching, we are investing in expandable resilient networking XRN™ technology, Layer 3+ switching, and Network Jack switches. In a data communications network, a switch is a device that channels incoming data from any of multiple input ports to the specific output port that will take the data toward its intended destination. In the area of wireless technology, we are investing in code-division multiple access (CDMA) wireless networking products and services and wireless local area networks (LANs). CDMA technology is used in ultra-high-frequency cellular telephone systems in the 800-MHz and 1.9-GHz bands, and a wireless LAN is one in which a mobile user can connect to a LAN through a wireless (radio) connection. We are also making investments in Gigabit Ethernet technology, internet protocol (IP) telephony, and network security technology (such as our embedded firewall products). Gigabit Ethernet technology is a transmission technology based on the Ethernet frame format and protocol used in LANs that provides a data rate of 1 billion bits per second. Gigabit Ethernet is currently being used as the backbone in many enterprise networks. IP telephony is a general term for the technologies that use the internet to exchange voice, fax, and other forms of information that have traditionally been carried over the dedicated circuit-switched connections of the public switched telephone network. IP telephony is an important part of the convergence of computers, telephones, and television into a single integrated information environment and has the advantage of avoiding the tolls charged by ordinary telephone service. Network security technology is intended to protect against network attacks and unauthorized access. Network security has become increasingly significant due to the volume and sensitivity of information that flows through networks today.

        We expect these product lines to account for a higher percentage of our future sales over time, although the markets for these products and solutions are still emerging and may not develop to our expectations. Industry standards for some of these technologies are yet to be widely adopted and the market potential remains unproven. If the markets for these new technologies or products do not develop or grow as we expect, or if we have not adopted optimal sales and go-to-market strategies for these new technologies and products, our financial results could be adversely affected and we might need to change our business strategy.

We may not be successful at identifying and responding to new and emerging market and product opportunities.

        Our products have short life cycles and rapid technology transitions in the markets in which we compete. Therefore, our success depends on our ability to identify new market and product opportunities, to develop and introduce new products in a timely manner, to gain market acceptance of new products, particularly in our targeted emerging markets, and to rapidly and efficiently transition our customers from older to newer connectivity technologies. Additionally, as we increase our reliance on relationships with strategic partners, such as original design manufacturers (ODMs), we may encounter greater difficulties in quickly and effectively introducing new products with the quality, functionality, costs and features that are optimal for the market. This increased reliance may also limit our ability to independently identify current product and technology trends and respond to such trends. Any delay in new product introductions, lower than anticipated demand for our new products, failure to meet market needs for features or functionality or higher manufacturing costs could have an adverse affect on our operating results or financial condition, particularly in those product markets we have identified as emerging high-growth opportunities.

Future cash requirements or restrictions on cash could adversely impact our financial position.

        We incurred net losses in fiscal 2002 and in the first nine months of fiscal 2003. Our overall cash balance declined in fiscal 2002 and, although we generated cash in the first nine months of fiscal 2003, we could incur negative overall cash flow in future quarters. If our cash flow significantly deteriorates in the future, our liquidity and ability to operate our business could be adversely impacted. Additionally, our ability to raise financial capital may be hindered due to our net losses and the possibility of future negative cash flow, thus reducing our operating flexibility.

        The following items could require unexpected future cash payments, limit our ability to generate cash or restrict our use of cash:

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  triggering of certain payment obligations, breach of covenants or acceleration of payment obligations under our revolving and term loan facilities;

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  inability to dispose of real estate holdings;

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  taxes due upon the transfer of cash held in foreign locations; and

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  taxes assessed by local authorities where we conduct business.

Our efforts to consolidate our real estate portfolio and sell real estate holdings may not generate the expected level of cash or reduce our operating costs.

        We are currently restructuring our manufacturing operations and implementing cost reduction activities to reduce or eliminate excess manufacturing capacity, including the consolidation of our real estate portfolio and facilities associated with our former manufacturing and other business operations in Santa Clara, Ireland, and the U.K. Our ability to consolidate and liquidate our holdings or to use our real estate to support other financial arrangements to gain additional liquidity may be impaired by adverse conditions in the commercial real estate market in the U.S. generally and in Silicon Valley in particular. The value of commercial real estate in Silicon Valley has decreased substantially as a result of the slowdown in the technology sector, and many of our real estate holdings are in Silicon Valley. Additionally, to the extent that we continue to own excess facilities and are not able to lease the facilities, we will be adversely affected through continuing to bear the operating costs associated with these properties and the inability to generate rental income.

We may not be able to retain and recruit the qualified employees and management personnel that are critical to our success.

        Our success depends upon retaining and recruiting highly qualified employees and management personnel. However, the significant downturn in our business environment has had a negative impact on our operations and, as a result, we have restructured our operations to reduce our workforce and implement other cost reduction activities. Although we believe these various changes and actions will improve our organizational effectiveness and competitiveness, they could lead, in the short term, to disruptions in our business, reduced employee morale and productivity, increased attrition, problems with retaining existing employees and recruiting future employees, and increased financial costs. Recruiting and retaining skilled personnel, including engineers, sales representatives and product marketing managers, continues to be difficult. At certain locations where we operate, the cost of living is extremely high and it may be difficult to attract and retain key employees and management personnel at a reasonable cost. If we cannot successfully recruit and retain such persons, our product introduction schedules, customer relationships, operating results and financial condition may be harmed and our overall ability to compete may be adversely affected.

A significant portion of our revenues is derived from sales to a small number of customers. If any of these customers reduces its business with us, our business could be seriously harmed.

        We distribute many of our enterprise networking and connectivity products through two-tier distribution channels that include distributors, systems integrators and value-added resellers. We also sell to personal computer (PC) manufacturers and telecommunications service providers. For enterprise networking and connectivity products, a significant portion of our sales is concentrated among a few distributors and original equipment manufacturer (OEM) customers. There has been a recent trend of decreased demand for connectivity products from OEM customers, such as Dell and HP, due to increased integration of networking connections with semiconductor components, and also to factors specific to our OEM customers. Additionally, consolidation in our distribution channels and among PC manufacturers is reducing the number of customers in our domestic and international markets. In an effort to streamline our operations, we may increase the focus of our distribution sales resources on selected distribution channel customers.

We depend on distributors who could negatively affect our operations by reducing the level of our products in their inventory.

        Our distributors maintain inventories of our products. We work closely with our distributors to monitor channel inventory levels and ensure that appropriate levels of products are available to resellers and end users. If our channel partners reduce their levels of inventory of our products or if they do not maintain sufficient levels of inventory of our products to meet customer demand, our sales could be negatively impacted.

Our increased reliance on contract manufacturing and our excess manufacturing capacity may adversely impact our financial results and operations.

        We have changed our manufacturing strategy so that more of our products are being sourced from contract manufacturers and have reduced our excess manufacturing capacity. We have sold manufacturing operations and facilities associated with those products now sourced from contract manufacturers. Therefore, our ability to resume internal manufacturing operations for those products is severely limited. The cost, quality, performance and availability of contract manufacturing operations are and will be essential to the successful production and sale of many of our products. The inability of any contract manufacturer to meet our cost, quality, performance and availability standards could adversely impact our financial condition or results of operations. We may not be able to provide contract manufacturers with product volumes that are high enough to achieve sufficient cost savings. If shipments fall below forecasted levels, we may incur increased costs or be required to take ownership of the inventory. Also, our ability to control the quality of products produced by contract manufacturers may be limited and quality issues may not be resolved in a timely manner, which could adversely impact our financial condition or results of operations.

        We are implementing a direct ship program in a phased manner with our manufacturing partners. Through this program, we will be relying on such partners for fulfillment of customer demand. This program may not yield the efficiencies that we expect, which would negatively impact our financial performance. Any disruptions to on-time delivery to customers would adversely impact our business and revenues. Furthermore, because we have outsourced significant manufacturing operations to contract manufacturers and have exited a number of businesses, we now have excess manufacturing capacity in our remaining facility. In fiscal 2002, we sold our Singapore manufacturing facility and have leased back space for our Asia Pacific region distribution center and office location for sales management, information technology, training and customer service and support operations. In fiscal 2003, we sold our manufacturing facility in Mount Prospect, our office and research and development facility in Salt Lake City, and our manufacturing, research and development, and office facility in Marlborough, a portion of which we are leasing back. Our ability to reduce our excess manufacturing capacity and to consolidate facilities may be made more difficult by further weakening of the networking industry and worsening of general economic conditions in the United States and globally. If we are unable to reduce our excess manufacturing capacity and facilities, this may negatively impact our operations, cost structure and financial performance.

Demand forecasting, increased contract manufacturing, delivery and logistics disruptions, and historical component shortages continue to pose major supply chain risks.

        Current business conditions and operational challenges in managing our supply chain affect our business in a number of ways:

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  certain key components, in the past, have had limited availability;

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  there are a smaller number of suppliers and we have narrowed our supplier base, including in some cases the sole sourcing of certain components from a single supplier;

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  as integration of networking features on a reduced number of semiconductor components continues, we are increasingly facing competition from parties who have traditionally been and are currently our suppliers;

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  our ability to accurately forecast demand is diminished, especially in light of general economic weakness and uncertainty following past terrorist events and continually deteriorating conditions in the telecommunications industry;

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  our significantly increased reliance on and long-term arrangements with third-party manufacturers places much of the supply chain process out of our direct control and heightens the need for accurate forecasting and reduces our ability to transition quickly to alternative supply chain strategies;

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  our present manufacturing capacities exceed our current needs; and

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  we may experience disruptions to our logistics, such as the lock-outs that have occurred in the past year in west coast ports.

        Some of our suppliers are also our competitors. We cannot be certain that in the future our suppliers, particularly those who are also in active competition with us, will be able or willing to meet our demand for components in a timely and cost-effective manner.

        Increasingly, we have been sourcing a greater number of components from a smaller number of vendors. Also, there has recently been a trend toward consolidation of vendors of electronic components. This greater reliance on a smaller number of suppliers and the inability to quickly switch vendors increase the risk of logistics disruptions, unfavorable price fluctuations or disruptions in supply, particularly in a supply-constrained environment.

        Operation of the supply chain requires accurate forecasting of demand, which has become more challenging. If overall demand for our products, product mix and growth of these markets is significantly different from our expectations, we may face inadequate, or excess, component supply.

This would result in orders for products that could not be manufactured in a timely manner, or a buildup of inventory that could not easily be sold. Either of these situations could adversely affect our revenues, financial results or market share. If our demand forecasts are too high or our forecasts of product mix are inaccurate, we may experience excess and obsolete inventories and excess manufacturing capacity, which could adversely affect our financial results.

Our current and future decisions to exit certain product lines may have unforeseen negative impacts to our business.

        In fiscal 2001 and early fiscal 2002, we exited certain business and product lines, including the cable modem business. In certain cases, we continue to be responsible pursuant to the original warranty obligations for these products. Our exiting of these business and product lines may have adversely impacted our relationships with channel partners and end customers since many of these channel partners and customers perceived our remaining products as not being part of a larger integrated or complementary solution or questioned our commitment to their markets and therefore shifted to products from alternative vendors. We may consider exiting other businesses that do not meet our goal of delivering appropriate financial returns in a reasonable amount of time. Future decisions to exit businesses could result in deterioration of our channel partner and customer relationships, increased employee costs (such as severance, outplacement and other benefits), contract termination costs and asset impairments. We may also experience delays in the execution of our plan to exit a business that may create disruptions in our transactions with suppliers and customers.

The reduced role of acquisitions in our current business strategy may negatively impact our growth and increase our reliance on strategic relationships.

        Acquisitions have been a major part of 3Com's strategy in the past. However, commensurate with the downturn in the technology sector, we have not made any acquisitions since the third quarter of fiscal 2001. We expect that the number of acquisitions of businesses or product lines could remain at this level. The networking business is highly competitive, and while we continue to evaluate possible acquisitions, our decision not to complete any such transactions in the recent past could hamper our ability to enhance existing products and introduce new products on a timely basis. Future consolidations in the networking industry may result in new companies with greater resources and stronger competitive positions and products than us. Furthermore, companies may be created that are able to respond more rapidly to market opportunities. Continued consolidation in our industry may adversely affect our operating results or financial condition.

        If industry and company performance stabilizes and we continue to have a strong balance sheet, we may begin to pursue acquisitions, investments, or other strategic relationships to complement internal development of new technologies and enhancement of existing products and to exploit market potentials. These strategic relationships can present additional problems since, in most cases, we must compete in some business areas with companies with which we have strategic alliances and, at the same time, cooperate with the same companies in other business areas. If these companies fail to perform, or if these relationships fail to materialize as expected, we could suffer delays in product or market development or other operational difficulties. Furthermore, our results of operations or financial condition could be adversely impacted if we experience difficulties managing relationships with our partners or if projects with partners are unsuccessful. In addition, if third parties acquire our strategic partners or if our competitors enter into successful strategic relationships, we may face increased competition.

We have announced an agreement to form a joint venture in China with Huawei Technologies, Ltd. that is subject to regulatory approval and faces many complex operational challenges that may adversely impact our results.

        We recently announced an agreement to form a joint venture in China for enterprise networking with a leading Chinese company, Huawei Technologies, Ltd., in which we will initially have a 49% minority interest. The 3Com-Huawei joint venture is expected to begin operation in the summer of 2003 after receiving required regulatory approvals. Formation of the joint venture and integration of the business operations being contributed by each partner will involve complex activities that must be completed in a short period of time. The new joint venture is likely to confront numerous challenges commencing its operations and operating successfully at its principal locations. The business of the joint venture will be subject to operational risks that would normally arise for a technology company with global operations pertaining to research and development, manufacturing, sales, service, marketing, and corporate functions. Competition in the market for enterprise networking will involve challenges from numerous, well-established companies with substantial resources and significant market share. The joint venture may also face risks in obtaining timely regulatory approvals from agencies in the U.S. and Chinese governments that may be required for the export, import, or transfer of restricted technologies. There may be an adverse impact on the joint venture if the lawsuit pending in the United States District Court for the Eastern District of Texas between Cisco Systems and Huawei Technologies, Ltd. et al (Civil Action No. 2:03-CV-027TJW) is not resolved on terms satisfactory to the joint venture. In addition, the joint venture will enter into an agreement with us to resell certain products of the joint venture under the 3Com™ brand. If the joint venture and its related agreements with us are not successful, this may limit our ability to introduce new products that are needed to broaden our high-level enterprise networks product line and constrain our potential revenue growth. Also, if the operating results of the joint venture are not satisfactory, this will have an adverse financial impact on 3Com.

Our reliance on industry standards, a favorable regulatory environment, technological change in the marketplace and new product initiatives may cause our revenues to fluctuate or decline.

        The networking industry in which we compete is characterized by rapid changes in technology and customer requirements, evolving industry standards and complex government regulation. As a result, our success depends on:

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  the emergence of new technology or the convergence of technologies such as voice and data networking or IP telephony;

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  our ability to develop new products to address changes in technologies and related customer requirements on a timely basis;

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  the timely adoption and market acceptance of industry standards, and timely resolution of conflicting U.S. and international industry standards;

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  our ability to influence the development of emerging industry standards and to introduce new and enhanced products that are compatible with such standards; and

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  a favorable regulatory environment.

        Slow market acceptance of new technologies, products or industry standards could adversely affect our revenues or overall financial performance. In addition, if our technology is not included in an industry standard on a timely basis or if we fail to achieve timely certification of compliance to industry standards for our products, our revenues from sales of such products or our overall financial performance could be adversely affected.

        The telecommunications industry, in particular, is subject to complex government regulation, including regulations defined by the U.S. federal government, its agencies such as the Federal Communications Commission, state public service commissions and various governmental authorities in foreign countries. Failure to obtain all necessary regulatory approvals for our products or to comply with all applicable government regulations could adversely impact our revenues or overall financial performance or expose us to fines or other penalties. In addition, new or revised government regulations could adversely affect the basic business economics for new technologies or their rates of acceptance or adoption by potential customers; in turn, this could adversely impact our revenues or overall financial performance.

Our customer order fulfillment capabilities fluctuate and may negatively impact our operating results.

        The timing and amount of our sales depend on a number of factors that make estimating operating results uncertain. Throughout our business, we do not typically maintain a significant backlog, and sales are partially dependent on our ability to appropriately forecast product demand. In addition, our customers historically request fulfillment of orders in a short period, resulting in limited visibility to sales trends and potential pricing pressures. Consequently, our operating results depend on the volume and timing of orders and our ability to fulfill orders in a timely manner. Historically, sales in the third month of the quarter have been higher than sales in each of the first two months of the quarter. Non-linear sales patterns make business planning difficult, and increase the risk that our quarterly results will fluctuate due to disruptions in functions such as manufacturing, order management, information systems, and shipping.

We may not be able to defend ourselves successfully against claims that we are infringing on the intellectual property rights of others.

        Many of our competitors, such as telecommunications, networking and computer equipment manufacturers, have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individual inventors have obtained or applied for patents in areas of technology that may relate to our business. The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights.

        In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies, protocols, or specifications in our products. If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those that must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial condition could be adversely impacted. In addition, if we are the alleged infringer, we could be required to seek licenses from others or be prevented from manufacturing or selling our products, which could cause disruptions to our operations or the markets in which we compete.

We may need to engage in complex and costly litigation in order to protect or maintain our intellectual property rights.

        In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our intellectual property rights. Whether we are defending the assertion of intellectual property rights against us or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Further, plaintiffs in intellectual property cases often seek injunctive relief and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, the existence of or any adverse determinations in this litigation could subject us to significant liabilities and costs. If we are asserting our intellectual property rights, we could be prevented from stopping others from manufacturing or selling competitive products. Any one of these factors could adversely affect our product margins, results of operations, financial condition, or cash flows.

Our future quarterly operating results are subject to factors that can cause fluctuations in our stock price.

        Historically, our stock price has experienced substantial price volatility. We expect that our stock price may continue to experience volatility in the future, due to a variety of potential factors such as fluctuations in our quarterly operating results, changes in our cash balances, variations between our actual financial results and the published analysts' expectations and announcements by our competitors. In addition, over the past several quarters, the stock market has experienced extreme price and volume fluctuations that have affected the stock prices of many technology companies. These factors, as well as general economic and political conditions or investors' concerns regarding the credibility of corporate financial statements and the accounting profession, may have a material adverse affect on the market price of our stock in the future.

Some of our facilities in California are located near an earthquake fault, and an earthquake or other types of natural disasters or other crises could disrupt our operations and adversely affect results.

        Significant portions of our operations are concentrated at a single location in the Silicon Valley area of California, and we also have various functions and related infrastructure to support our international operations in the U.K. In the event of a crisis or natural disaster, such as terrorist incidents or an earthquake or flood, or localized extended outages of critical utilities or transportation systems, we do not have a formal business continuity or disaster recovery plan, and could therefore experience a significant business interruption.

We may not be fully able to protect our computer systems, including our financial systems, from breaches of security.

        We use computer systems, including our enterprise-wide financial system, that may not include the most advanced security features available. There is a risk of unauthorized access to computer systems, including our financial systems. While management makes concerted efforts to assess risks and prevent and detect such security breaches, including our current project to upgrade our existing enterprise-wide financial system to a new SAP release, our financial results could be harmed if such an unauthorized access were to occur and not be detected within our normal internal control procedures.

Efforts to reduce general and administrative costs could be disruptive and create risk for us.

        General and administrative expenses as a percentage of revenue have been higher than our desired long-term financial model. We will take actions to reduce these expenses. Such actions could include reductions in work force, relocation of processing activities to lower cost locations, changes or modifications in Information Technology systems or applications, and process reengineering. There is risk that people with critical skills could leave the business prematurely, or reductions in certain areas will create additional risk exposure to meeting reporting requirements or analyzing the business, which could ultimately lead to higher costs or penalties.

 FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. The assumptions that underlie these statements are also forward-looking statements. We may identify these statements by the use of words such as "expect," "anticipate," "intend," "plan" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to update these statements. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

        We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus. You should not rely on any such information or representation. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock being offered by Broadcom. The shares of common stock are issuable to Broadcom upon an exercise of a warrant. We may receive proceeds upon the exercise of the warrant. The warrant has an exercise price of $9.31 per share.

SELLING STOCKHOLDER

        Broadcom is the sole selling stockholder. Broadcom will not own any securities of 3Com after the completion of this offering, assuming that all of the shares of 3Com common stock being offered are sold and assuming that no shares of 3Com common stock are purchased by Broadcom prior to the sale of all 3Com common stock being offered under this prospectus.

        Broadcom is a supplier of products to us. Sales to us and our manufacturing subcontractors represented 3% of Broadcom's net revenue for the year 2002 (through November 29, 2002), 7.3% of Broadcom's net revenue in 2001 and 15.1% of Broadcom's net revenue in 2000.

        During fiscal 2001, we announced a strategic alliance with Broadcom to accelerate the deployment of Gigabit Ethernet technology into business networks. As part of the strategic alliance, we sold Broadcom a warrant to acquire up to 7.1 million shares of our common stock, representing approximately 2% of our then current outstanding shares. This warrant was sold at fair market value as determined using the Black-Scholes option pricing model. The shares of common stock underlying this warrant are the securities being registered. The original term of the warrant was from January 1, 2001 through December 4, 2002. The per share exercise price was $9.31 and the purchase price of the warrant was approximately $21.1 million. Broadcom paid for the warrant by issuance of a full recourse promissory note in the principal amount of approximately $21.1 million.

        This note bore interest at LIBOR plus one percent. Payments of interest only were due quarterly beginning April 2001. Principal payments of approximately $3.5 million plus interest were due quarterly beginning October 2001 through December 2002. Broadcom failed to make the required payments under the note, and on August 14, 2001, we filed suit against Broadcom in California Superior Court seeking to recover from Broadcom, pursuant to the promissory note, the principal amount of approximately $21.1 million together with interest and attorney fees.

        On November 1, 2002, we and Broadcom settled this suit. Under the terms of the settlement agreement, Broadcom will pay us $22.0 million, representing principal and a portion of prior periods' accrued interest, plus additional interest as it accrues during the repayment period. This payment from Broadcom to us is to be made in five quarterly installments, beginning in November 2002, of $4.4 million, plus additional accrued interest. Broadcom has made in a timely manner the two payments due to date. In connection with the settlement agreement, we agreed to extend the term of the warrant for an additional 12 months to December 4, 2003.

Name of selling stockholder	Number of shares of 3Com common stock owned prior to the offering	Number of shares of 3Com common stock being offered
Broadcom Corporation	7,100,000	7,100,000

PLAN OF DISTRIBUTION

        Broadcom and its successors, including its transferees, pledgees or donees or other successors-in-interest that received shares after the date of this prospectus from Broadcom as a gift, pledge or other non-sale related transfer, may offer and sell shares of common stock issuable upon exercise of the warrant from time to time directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from Broadcom and/or the purchasers of these securities. This compensation as to a particular underwriter, broker, dealer or agent might exceed customary commissions. Broadcom has not entered into any agreement, arrangement or understanding with any particular broker, dealer, agent or underwriter with respect to the sale of the shares covered by this Prospectus.

        The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

        The common stock may be sold on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market, or otherwise. The methods by which such sales may be effected (which may involve crosses or block transactions) include:

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the securities as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

  •
  purchases by a broker or dealer as a principal and resale by that broker or dealer for its account;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through the writing of options;

  •
  after this registration statement becomes effective, short sales of the securities and sales to cover short sales;

  •
  the pledge or loan of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

  •
  hedging transactions with broker-dealers, which may in turn engage in short sales in the course of hedging positions they assume; and

  •
  any combination of any of the above.

        In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. Broadcom is not required to sell any common stock issuable upon exercise of the warrant described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

        Brokers or dealers engaged by Broadcom may arrange for other broker-dealers to participate in selling shares. Broadcom and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of shares covered by this prospectus. Any commission, discount or concession received by a broker or dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because Broadcom may be deemed to be an underwriter within the meaning of the Securities Act, Broadcom will be subject to the prospectus delivery requirements of the Securities Act. Broadcom and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Regulation M.

        This offering will terminate on the earlier of:

  •
  the date on which all shares held by Broadcom can be sold in a three-month period under Rule 144; or

  •
  the date on which all shares offered have been sold by Broadcom.

        We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Broadcom will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.

        Broadcom may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

        To the extent required, the shares of common stock to be sold, the purchase price of a sale, the names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock in this offering hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended May 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated June 24, 2002 (July 16, 2002 as to Note 21), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those

SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering:

  •
  our Annual Report on Form 10-K for our fiscal year ended May 31, 2002, as filed with the SEC on August 8, 2002 and amended on September 10, 2002;

  •
  our Quarterly Reports on Form 10-Q relating to (i) our fiscal quarter ended August 30, 2002, as filed with the SEC on October 9, 2002; (ii) our fiscal quarter ended November 29, 2002, as filed with the SEC on January 7, 2003 and amended on January 17, 2003; and (iii) our fiscal quarter ended February 28, 2003, as filed with the SEC on April 10, 2003.

  •
  our Current Reports on Form 8-K filed with the SEC on August 2, 2002 and November 14, 2002, and our two Current Reports on Form 8-K filed on December 2, 2002;

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 18, 1984, including any amendment or report filed for the purpose of updating this description; and

  •
  the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on September 22, 1989, as amended and restated on November 27, 2002, including any amendment or report filed for the purpose of updating this description.

        This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

        Requests for such documents should be directed to Investor Relations, 3Com Corporation, 5500 Great America Parkway, Santa Clara, California 95052-8145, telephone number (408) 326-5000. Please note that additional information can be obtained from our website at www.3Com.com.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

        You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

        We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by Broadcom. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,081
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Printing and related fees	$5,000
Miscellaneous	$5,000

Total	$36,081

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

        The Registrant's By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

        The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 16. Exhibits.

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, dated December 4, 2000, between the Registrant and Broadcom Corporation(1)
4.2	Amendment Number One to Warrant, dated November 1, 2002, between the Registrant and Broadcom Corporation(2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation(3)
10.1	Form of Indemnity Agreement between the Registrant and its officers and directors
10.2	3Com Europe Limited Debt Forgiveness and Bonus Agreement dated April 12, 1999 between 3Com Europe Limited and John McClelland*
10.3	3Com Europe Limited Promissory Note dated April 12, 1999 executed by John McClelland in favor of 3Com Europe Limited*
23.1	Consent of Deloitte & Touche LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)(3)
24.1	Power of Attorney(3)

*
Indicates a management contract or compensatory plan.

(1)
Incorporated by reference to Exhibit 10.24 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(2)
Incorporated by reference to Exhibit 10.25 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(3)
Previously filed.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 9th day of April, 2003.

3COM CORPORATION
By:	/s/ BRUCE L. CLAFLIN Bruce L. Claflin President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, on April 9, 2003 this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title

/s/ BRUCE L. CLAFLIN Bruce L. Claflin	President and Chief Executive Officer
/s/ * Mark Slaven	Senior Vice President, Finance and Planning and Chief Financial Officer (principal financial and accounting officer)
/s/ * Eric A. Benhamou	Chairman of the Board
/s/ * Fred D. Anderson	Director
/s/ * Gary T. DiCamillo	Director
/s/ * James R. Long	Director
/s/ * Raj Reddy	Director
/s/ * Paul G. Yovovich	Director
*By:	/s/ BRUCE L. CLAFLIN Bruce L. Claflin Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, dated December 4, 2000, between the Registrant and Broadcom Corporation(1)
4.2	Amendment Number One to Warrant, dated November 1, 2002, between the Registrant and Broadcom Corporation(2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation(3)
10.1	Form of Indemnity Agreement between the Registrant and its officers and directors
10.2	3Com Europe Limited Debt Forgiveness and Bonus Agreement dated April 12, 1999 between 3Com Europe Limited and John McClelland*
10.3	3Com Europe Limited Promissory Note dated April 12, 1999 executed by John McClelland in favor of 3Com Europe Limited*
23.1	Consent of Deloitte & Touche LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)(3)
24.1	Power of Attorney(3)

*
Indicates a management contract or compensatory plan.

(1)
Incorporated by reference to Exhibit 10.24 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(2)
Incorporated by reference to Exhibit 10.25 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(3)
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY OF THE OFFERING
RECENT DEVELOPMENTS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS